Exhibit 99.02

SYMANTEC CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the second quarter of fiscal 2018, Symantec Corporation (“Symantec,” “our,” and “the Company” refer to Symantec Corporation and all of its subsidiaries) entered into a definitive agreement to sell certain assets and assign certain liabilities of our Website Security and PKI solutions (“WSS”) to DigiCert Parent Inc. (“DigiCert”) and DigiCert, Inc. On October 31, 2017, the Company completed the sale of WSS (“the Sale”) for consideration of approximately $960 million in cash and an approximate 27% equity interest in the common stock of DigiCert in connection with the acquisition.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet, as of June 30, 2017, reflects Symantec’s financial position as if the Sale had occurred on that date. The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended March 31, 2017, and the three months ended June 30, 2017, reflect Symantec’s results of operations as if the Sale had occurred on April 2, 2016 and does not assume any interest income on cash proceeds.

These unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes are based upon and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and Quarterly Report on Form 10-Q for the three months ended June 30, 2017. The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the Sale had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the Company.

In accordance with SEC regulations, the unaudited Pro Forma Condensed Consolidated Financial Statements reflect adjustments to the extent they are directly attributable to the Sale, factually supportable and, for statement of operations purposes, are expected to have a continuing impact on the Company’s results of operations.

The “Historical” column in the unaudited Pro Forma Condensed Consolidated Financial Statements reflects Symantec’s historical financial statements for the periods presented and does not reflect any adjustments related to the Sale and related events.

The “Website Security Disposal Group” column in the unaudited Pro Forma Condensed Consolidated Financial Statements is derived from the financial position and results of WSS and other corporate charges that are directly attributable to WSS. The “Other Pro Forma Adjustments” column in the unaudited Pro Forma Condensed Consolidated Balance Sheet reflects other effects of the Sale, including cash proceeds received at the close of the Sale, an approximate 27% equity interest in the common stock of DigiCert, estimated after-tax gain on the Sale, and estimated tax payable related to the Sale.

SYMANTEC CORPORATION

Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2017

(Dollars in millions, unaudited)

	Historical	Website Security Disposal Group	Other Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,306	$(15)	$959	(1)	$3,250
Accounts receivable, net	468	(48)	-		420
Other current assets	399	(18)	-		381

Total current assets	3,173	(81)	959		4,051
Property and equipment, net	895	(8)	-		887
Intangible assets, net	2,892	(67)	-		2,825
Goodwill	8,638	(605)	-		8,033
Equity investments	158	-	160	(2)	318
Other long-term assets	112	(2)	-		110

Total assets	$15,868	$(763)	$1,119		$16,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$121	$(1)	$12	(3)	$132
Accrued compensation and benefits	206	(5)	-		201
Deferred revenue	2,329	(250)	-		2,079
Income taxes payable	22	-	152	(4)	174
Other current liabilities	443	(2)	-		441

Total current liabilities	3,121	(258)	164		3,027
Long-term debt	6,202	-	-		6,202
Long-term deferred revenue	465	(58)	-		407
Deferred income tax liabilities	2,332	-	-		2,332
Long-term income taxes payable	261	-	-		261
Other long-term obligations	98	(2)	-		96

Total liabilities	12,479	(318)	164		12,325
Total stockholders’ equity	3,389		510	(5)	3,899

Total liabilities and stockholders’ equity	$15,868	$(318)	$674		$16,224

SYMANTEC CORPORATION

Pro Forma Condensed Consolidated Statements of Operation

Fiscal Year Ended March 31, 2017

(In millions, except per share data, unaudited)

	Historical	Website Security Disposal Group	Other Pro Forma Adjustments		Pro Forma
Net revenues	$4,019	$422	$-		$3,597
Cost of revenues	853	60	-		793

Gross profit	3,166	362	-		2,804
Operating expenses:
Sales and marketing	1,459	89	-		1,370
Research and development	823	35	-		788
General and administrative	564	3	-		561
Amortization of intangible assets	147	28	-		119
Restructuring, transition, and other	273	4	-		269

Total operating expenses	3,266	159	-		3,107

Operating income (loss)	(100)	203	-		(303)
Interest income	21	-	-		21
Interest expense	(208)	-	-		(208)
Other income, net	25	3	2	(6)	24

Income (loss) from continuing operations before income taxes	(262)	206	2		(466)
Income tax expense (benefit)	(26)	63	1	(7)	(88)

Income (loss) from continuing operations	$(236)	$143	$1		$(378)

Loss from continuing operations per share — basic and diluted	$(0.38)				$(0.61)
Weighted-average shares outstanding — basic and diluted	618				618
Cash dividends declared per common share	$0.30				$0.30

SYMANTEC CORPORATION

Pro Forma Condensed Consolidated Statements of Operation

For the Three Months Ended June 30, 2017

(In millions, except per share data, unaudited)

	Historical	Website Security Disposal Group	Other Pro Forma Adjustments		Pro Forma
Net revenues	$1,175	$103	$-		$1,072
Cost of revenues	257	16	-		241

Gross profit	918	87	-		831
Operating expenses:
Sales and marketing	433	20	-		413
Research and development	233	9	-		224
General and administrative	149	1	-		148
Amortization of intangible assets	59	7	-		52
Restructuring, transition, and other	88	14	-		74

Total operating expenses	962	51	-		911

Operating income (loss)	(44)	36	-		(80)
Interest income	6	-	-		6
Interest expense	(84)	-	-		(84)
Other expense, net	(12)	(1)	(3	)(6)	(14)

Income (loss) from continuing operations before income taxes	(134)	35	(3)		(172)
Income tax expense (benefit)	(24)	11	(1	)(7)	(36)

Income (loss) from continuing operations	$(110)	$24	$(2)		$(136)

Loss from continuing operations per share — basic and diluted	$(0.18)				$(0.22)
Weighted-average shares outstanding — basic and diluted	609				609
Cash dividends declared per common share	$0.075				$0.075

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Reflects the cash proceeds in connection with the Sale
(2)	Reflects approximately 27% equity interest in the common stock of DigiCert with an estimated fair value of $160 million
(3)	Reflects estimated transaction costs incurred in connection with the Sale
(4)	Reflects an estimated $152 million payable for U.S. and foreign income taxes and indirect taxes resulting from the Sale
(5)	Reflects the estimated after-tax gain of $510 million related to the Sale
(6)	Reflects the Company’s approximate 27% equity interest in the income (loss) of DigiCert had the transaction closed on April 2, 2016
(7)	Reflects the outside basis income tax expense (benefit) related to the Company’s approximate 27% equity interest in the income (loss) of DigiCert had the transaction closed on April 2, 2016